UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 02, 2009

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 2.02 – Results of Operations and Financial Condition.

Northern Oil and Gas, Inc. (the “Company”) announced fourth quarter 2008 net earnings of $1,391,744 (representing $0.04 per share) on revenues of $1,907,667 for the quarter.  These results represent a 60% increase in earnings and a 40% increase in revenue over the third quarter of 2008.

Fiscal year 2008 total net earnings were $2,359,751 (representing approximately $0.07 per share) on revenue of $4,321,879, compared to a net loss of $4,305,293 for fiscal year 2007.  The Company drilled with a 100% success rate in 2008 with 59 Bakken or Three Forks wells completed or completing and three successful Red River discoveries.

The Company’s most recent and highest working interest well—the Jericho—will provide the Company a 42% working interest in a Bakken well that is expected to drill and complete for approximately $4 million, substantially below average drilling and completing costs from 2008 summer highs.

The Company plans to spend approximately $26 million in 2009 for developmental drilling on its Bakken and Three Forks position, a decrease from a previous budget of $31 million primarily due to lower drilling and completing costs.

A copy of the press release which the Company issued reporting the foregoing information is attached as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated March 02, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  March 02, 2009                                                                By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer